Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 18, 2024
Registration Statement Nos. 333-265473 and
333-265473-06

*Pricing Details* $1.306+BN (Offered) Ford Credit (FORDL 2024-B) Prime Auto Lease ABS

Active Leads : Societe Generale (Str.), Deutsche Bank, Wells Fargo Securities
Passive Leads : BofA, TD Securities
Passive Co-Managers: Truist Securities, US Bancorp
Active Co-Managers : CL King, Ramirez & Co

Anticipated Capital Structure:

CL	$AMT (MM)	WAL	P. WIN	F/M	E. FINAL	L. FINAL	BENCH	SPRD	YLD%	CPN%	$PRICE
A-1	124.000	0.22	1-5	F1+/P-1	12/2024	08/2025	I-Curve	+12	5.465	5.465	100.00000
A-2A*\	183.000	0.99	5-18	AAA/Aaa	01/2026	02/2027	I-Curve	+40	5.246	5.18	99.99097
A-2B*/	340.550	0.99	5-18	AAA/Aaa	01/2026	02/2027	SOFR30A	+40			100.00000
A-3	523.550	1.96	18-29	AAA/Aaa	12/2026	12/2027	I-Curve	+60	5.044	4.99	99.99682
A-4	78.900	2.44	29-30	AAA/Aaa	01/2027	01/2028	I-Curve	+71	5.047	4.99	99.98932
B	56.170	2.54	30-31	AA/Aa1	02/2027	02/2028	I-Curve	+93	5.244	5.18	99.98210
C	70.220	2.67	31-33	NR/Aa2	04/2027	03/2028	Not Offered
D	74.900	2.78	33-34	NR/A1	05/2027	05/2029	Not Offered

* Class A-2B benchmark is SOFR 30A

-Deal Summary-

Offered Size	: $1,306,170,000
Exp. Pricing	: TODAY @ ~12:00-12:30PM ET
Exp. Settle	: July 23rd, 2024
First Pay Date	: August 15th, 2024
Offering Format	: Public
ERISA	: Yes
Exp. Ratings	: Fitch / Moody's
Pricing Speed	: 100% PPC to maturity
Min Denoms	: $1k x $1k
BBG Ticker	: FORDL 2024-B
Delivery	: DTC, Clearstream

Societe Generale B&D

-Available Information-
* Preliminary Prospectus, Ratings FWP and CDI attached
* Intex Deal Name: XFCAT24B_2 Password: 792U
* Deal Roadshow Link: https://dealroadshow.com Passcode: FORDL2024B

-CUSIPS-
A-1	: 345279AA1
A-2A	: 345279AB9
A-2B	: 345279AC7
A-3	: 345279AD5
A-4	: 345279AE3
B	: 345279AF0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108 or emailing US-ABP-SYNDICATE@sgcib.com. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via Bloomberg or another system.